Exhibit 5.1

Dentons US LLP 1221 Avenue of the Americas New York, NY 10020-1089 USA T+1 212 768 6700 F+1 212 768 6800	Salans FMC SNR Denton dentons.com

November 9, 2020

INVO Bioscience, Inc. 5582 Broadcast Court Sarasota, FL 34240

Re:	INVO Bioscience, Inc.--Registration Statement on Form S-1

Ladies and Gentlemen:

In our capacity as counsel to INVO Bioscience, Inc., a corporation organized under the laws of the State of Nevada (the “Company”), we have been asked to render this opinion in connection with a registration statement on Form S-1 (File No. 333-248950) (the “Registration Statement”), which Registration Statement the Company initially filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) on September 21, 2020 and amended on September 29, 2020, September 30, 2020, October 20, 2020 and November 9, 2020, under which up to 2,035,000 shares (the “Firm Shares”) of Company common stock, par value $0.0001 per share (“Common Stock”), are being sold by the Company pursuant to the Underwriting Agreement between the Company and the underwriters named therein. The Company has also granted an option  to the underwriters of the offering to purchase up to an additional 305,250 shares of Common Stock (the “Option Shares,” together with the Firm Shares, the “Shares”).

We are delivering this opinion to you at your request in accordance with the requirements of Item 16 of Form S-1 and Item 601(b)(5) of Regulation S-K under the Act.

In connection with rendering this opinion, we have examined originals, certified copies or copies otherwise identified as being true copies of the following: (i) the Company’s amended and restated articles of incorporation, (ii) the Company’s by-laws, (iii) the Registration Statement, (iv) corporate proceedings of the Company relating to the Shares and (v) such other instruments and documents as we have deemed relevant under the circumstances.

In making the aforesaid examinations, we have assumed the genuineness and authenticity of all documents examined by us and all signatures thereon, and the conformity to originals of all copies of all documents examined by us.

Based on the foregoing, and in reliance thereon, and subject to the qualifications, limitations and exceptions stated herein, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company against due payment therefor in accordance with the terms set forth in the Registration Statement, will be validly issued, fully paid and non-assessable.

November 9, 2020 Page 2	Salans FMC SNR Denton dentons.com

Our opinions are subject to the effect of federal and state bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance and other laws relating to or affecting the rights of secured or unsecured creditors generally (or affecting the rights of only creditors of specific types of debtors), with respect to which we express no opinion.

Our opinions are subject to limitations imposed by general principles of equity or public policy upon the enforceability of any of the remedies or covenants, including, without limitation, concepts of materiality, good faith and fair dealing and upon the availability of injunctive relief or other equitable remedies, and the application of principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity).

The foregoing opinion is limited to the laws of the State of Nevada (excluding local laws) and the federal law of the United States of America.

We hereby consent to the use of our opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm and this opinion under the heading “Legal Matters” in the prospectus comprising a part of the Registration Statement and any amendment thereto. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dentons US LLP